UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: February 26, 2010
(Date of earliest event reported)

Umpqua Holdings Corporation
(Exact Name of Registrant as Specified in Its Charter)

OREGON (State or Other Jurisdiction of Incorporation or Organization)	000-25597 (Commission File Number)	93-1261319 (I.R.S. Employer Identification Number)

One SW Columbia Street, Suite 1200
Portland, Oregon 97258
(address of Principal Executive Offices)(Zip Code)

(503) 727-4100
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On February 26, 2010, Umpqua Bank entered into a Purchase and Assumption Agreement with the Federal Deposit Insurance Corporation (as receiver of Rainier Pacific Bank, Tacoma, Washington).  Pursuant to the Agreement, Umpqua Bank purchased approximately $655 million of assets (including approximately $564 million of loans) and assumed approximately $727 of liabilities (including approximately $446 million of deposits and $279 million of Federal Home Loan Bank borrowings of Rainier Pacific Bank.  The foregoing estimates are at Rainier Pacific Bank’s book value and do not reflect “fair value,” and all amounts are subject to adjustment based on final settlement with the FDIC.  As part of the Agreement, Umpqua Bank and the FDIC entered into a loss sharing arrangement covering future losses incurred on loans.  The FDIC will absorb 80% of losses and share in 80% of loss recoveries on the first $95 million of losses, and absorb 95% of losses and share in 95% of loss recoveries on losses exceeding $95 million.  Umpqua Bank acquired 14 Rainier Pacific Bank branches in Puget Sound area communities in Pierce and King Counties, Washington, including Tacoma and Federal Way.

Item 7.01      Regulation FD Disclosure.

On February 26, 2010, Umpqua Holdings Corporation announced the purchase of certain assets and the assumption of certain liabilities of Rainier Pacific Bank, Tacoma, Washington.  A copy of Umpqua’s press release announcing the acquisition is attached as Exhibit 99.1 and a copy of Umpqua’s investor presentation related to the acquisition is attached as Exhibit 99.2.

Item 9.01      Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.
99.1 Press Release
99.2 Investor Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMPQUA HOLDINGS CORPORATION (Registrant)
Dated: February 26, 2010	By: /s/ Kenneth E. Roberts Kenneth E. Roberts Assistant Secretary